Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10-K of Franklin Wireless Corp. (the “Company”), to be filed on or about September 30, 2024, of our report dated September 28, 2023, with respect to our audit of the Company’s consolidated financial statements as of June 30, 2023, and 2022 and for the years then ended.

/s/ Kreit and Chiu CPA LLP, (formerly as “Paris, Kreit, and Chiu CPA LLP”).

New York, NY

September 30, 2024